EXHIBIT 11


                                                TYCO INTERNATIONAL LTD.
                                             Earnings Per Share Computation
                                        (In thousands, except per share amounts)

                                          Three Months Ended         Nine Months Ended
                                              March 31,                 March 31,
                                               1996        1995        1996        1995
                                          ---------   ---------   ---------   ---------
Calculation of earnings per share:

PRIMARY:

Weighted average common shares
   outstanding during the period            152,530     150,242     152,700     146,442

Dilutive effect of the restricted stock
   plan, stock options and warrants
   using the treasury stock method              261       2,008         109       3,954
                                          ---------   ---------   ---------   ---------

Total common equivalent shares              152,791     152,250     152,809     150,396
                                          =========   =========   =========   =========


Net Income before extraordinary item      $  79,474   $  64,955   $ 215,909   $ 144,964

Extraordinary item                             --          --          --        (2,600)
                                          ---------   ---------   ---------   ---------

Net income                                $  79,474   $  64,955   $ 215,909   $ 142,364
                                          =========   =========   =========   =========


Earnings per share:

Before extraordinary item                 $    0.52   $    0.43   $    1.41   $    0.96

Extraordinary item                             --          --          --         (0.02)
                                           --------    --------    --------    --------

Net income                                $    0.52   $    0.43   $    1.41   $    0.95
                                           ========    ========    ========    ========


FULLY DILUTED:(1)

Weighted average common shares
   outstanding during the period            152,530     150,242     152,700     146,442

Dilutive effect of the restricted stock
   plan, stock options and warrants
   using the treasury stock method              261       2,068         204       4,057
                                          ---------   ---------   ---------   ---------

Total common equivalent shares              152,791     152,310     152,904     150,499
                                          =========   =========   =========   =========


Net Income before extraordinary item      $  79,474   $  64,955   $ 215,909   $ 144,964

Extraordinary item                             --          --          --        (2,600)
                                          ---------   ---------   ---------   ---------

Net income                                $  79,474   $  64,955   $ 215,909   $ 142,364
                                          =========   =========   =========   =========


Earnings per share:

Before extraordinary item                 $    0.52   $    0.43   $    1.41   $    0.96

Extraordinary item                             --          --          --         (0.02)
                                           --------    --------    --------    --------

Net income                                $    0.52   $    0.43   $    1.41   $    0.95
                                           ========    ========    ========    ========


     (1)This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.



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